News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, January 25, 2017 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2016.

The Company reported net income of $347,000 for the three months ended December 31, 2016, compared to net income of $309,000 for the three months ended December 31, 2015.

Basic and diluted earnings per share were $0.06 for the three months ended December 31, 2016, compared with basic and diluted earnings per share of $0.05 for the three months ended December 31, 2015.

“We are pleased to report a 12% increase in net income for the first quarter of 2017 compared to the same period last year”, stated John Fitzgerald, President and Chief Executive Officer.  “The continued improvement in our balance sheet, combined with identifying new, prudent lending opportunities has driven Magyar’s income growth over the past year, and we expect this momentum to continue throughout the remainder of our fiscal year.”

Results of Operations

Net income increased $38,000, or 12.3%, during the three-month period ended December 31, 2016 compared with the three-month period ended December 31, 2015 due to higher net interest and dividend income. Partially offsetting the increase in net interest and dividend income were higher provisions for loan loss and lower non-interest income.

The Company’s net interest and dividend income increased $376,000, or 9.1%, to $4.5 million for the quarter ended December 31, 2016 from $4.1 million for the quarter ended December 31, 2015. The Company’s net interest margin increased 11 basis points to 3.30% for the quarter ended December 31, 2016 compared to 3.19% for the quarter ended December 31, 2015.

The yield on the Company’s interest-earning assets increased 10 basis points to 3.98% for the three months ended December 31, 2016 from 3.88% for the three months ended December 31, 2015 primarily due to higher average balances of loans receivable, net of allowance for loan losses, which increased $41.9 million between periods. The growth in balances more than offset a 4 basis point decrease in the yield on loans receivable, net of allowance for loan losses, to 4.32% for the three months ended December 31, 2016 from 4.36% for the three months ended December 31, 2015. The cost of interest-bearing liabilities decreased 1 basis point to 0.84% for the three months ended December 31, 2016 from 0.85% for the three months ended December 31, 2015. The decrease in the cost of interest-bearing liabilities was attributable to lower borrowing costs between periods.

Interest and dividend income increased $405,000, or 8.1%, to $5.4 million for the three months ended December 31, 2016 from $5.0 million for the three months ended December 31, 2015. The increase was attributable to higher average balances of interest-earning assets, which increased $27.0 million, or 5.3%, and a higher yield on interest-earning assets, which improved 10 basis points to 3.98% for the quarter ended December 31, 2016 compared with the prior year period.

Interest expense increased $29,000, or 3.3%, to $921,000 for the three months ended December 31, 2016 from $892,000 for the three months ended December 31, 2015. The average balance of interest-bearing liabilities increased $17.5 million, or 4.2%, between the two periods, while the cost of such liabilities decreased 1 basis point to 0.84% for the quarter ended December 31, 2016 compared with the prior year period.

The provision for loan losses was $330,000 for the three months ended December 31, 2016 compared to $178,000 for the three months ended December 31, 2015. Net charge-offs were $216,000 for the three months ended December 31, 2016 compared to a net recovery of $36,000 for the three months ended December 31, 2015.

During the three months ended December 31, 2016, the Bank reduced the carrying balance on two loans totaling $1.2 million by $255,000 to the estimated fair value of collateral, net of estimated disposition costs, securing the loans. Offsetting these charge-offs were six partial recoveries of loans previously charged-off totaling $39,000 during the quarter.

Non-interest income decreased $156,000, or 25.1%, to $465,000 during the three months ended December 31, 2016 compared to $621,000 for the three months ended December 31, 2015. The decrease in non-interest income was attributable to lower service charges and gains from the sales of assets. Service charges declined $36,000, or 11.7%, due to lower prepayment penalties while gains from the sales of assets declined $123,000 from fewer sales of SBA loans and investment securities.

Non-interest expenses decreased $17,000 to $4.0 million during the three months ended December 31, 2016. Other real estate owned (“OREO”) expenses decreased $204,000 due to lower valuation allowances established against the carrying values of properties. Partially offsetting this decline was higher compensation and employee benefit expense, which increased by $159,000.

The Company recorded tax expense of $240,000 on income of $587,000 for the three months ended December 31, 2016, compared to $193,000 on income of $502,000 for the three months ended December 31, 2015.

Balance Sheet Comparison

Total assets increased $3.3 million, or 0.6%, to $587.7 million during the three months ended December 31, 2016. The quarterly increase was attributable to higher loans receivable and investment security balances, offset by lower interest earning deposits with banks.

At December 31, 2016, investment securities totaled $62.7 million, reflecting an increase of $4.5 million, or 7.7%, from September 30, 2016. The Company purchased three U.S. government-sponsored enterprise mortgage-backed securities totaling $5.1 million and three U.S. government-sponsored enterprise debt security totaling $3.5 million during the quarter. Offsetting the purchases were $2.0 million in called U.S. government-sponsored enterprise debt securities and monthly repayments of mortgage-backed securities. Investment securities at December 31, 2016 consisted of $53.7 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $5.4 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes, and $574,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the three months ended December 31, 2016.

Total loans receivable increased $6.8 million during the three months ended December 31, 2016 to $464.7 million and were comprised of $203.4 million (43.8%) in commercial real estate loans, $174.4 million (37.5%) in 1-4 family residential mortgage loans, $38.9 million (8.4%) in commercial business loans, $22.9 million (4.9%) in home equity lines of credit, $16.8 million (3.6%) in construction loans, and $8.3 million (1.8%) in other loans. Expansion of the portfolio during the quarter ended December 31, 2016 occurred primarily in commercial real estate loans, which increased $3.8 million, followed by construction loans, which increased $1.9 million, and 1-4 family residential mortgage loans, which increased $1.1 million.

Total non-performing loans decreased by $57,000, or 1.4%, to $4.1 million at December 31, 2016 from $4.2 million at September 30, 2016. The ratio of non-performing loans to total loans was 0.9% at December 31, 2016 and September 30, 2016.

Included in the non-performing loan totals were 11 residential mortgage loans totaling $2.4 million, five commercial loans totaling $1.7 million, one home equity loan totaling $29,000, and one consumer loan totaling $12,000.

The allowance for loan loss increased by $114,000 during the three months ended December 31, 2016 to $3,170,000. The increase was attributable to growth in loans receivable during the quarter.

The allowance for loan losses as a percentage of non-performing loans increased to 76.4% at December 31, 2016 from 72.6% at September 30, 2016. Our allowance for loan losses as a percentage of total loans increased to 0.68% at December 31, 2016 from 0.67% at September 30, 2016. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible continuation or deterioration of the current economic environment.

Other real estate owned decreased $120,000, or 1.0%, to $12.0 million during the quarter ended December 31, 2016. The decrease was due to valuation allowances recorded for properties under contract of sale expected to close next quarter. The Company is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market further improves, leasing properties to offset maintenance costs and selling the properties.

Total deposits increased $7.2 million, or 1.5%, to $499.8 million during the three months ended December 31, 2016. The inflow in deposits occurred in savings accounts which increased $7.2 million, or 7.1%, to $107.9 million, money market accounts, which increased $3.8 million, or 3.3%, to $118.3 million, and non-interest checking accounts which increased $1.2 million, or 1.2%, to $95.6 million. Partially offsetting these increases were decreased in certificates of deposit (including individual retirement accounts) which decreased $3.4 million, or 2.5%, to $130.6 million and interest-bearing checking accounts which decreased $1.6 million, or 3.2%, to $47.5 million.

The Company held $13.9 million in brokered certificates of deposit at December 31, 2016 and September 30, 2016.

Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase declined $2.0 million to $34.0 million at December 31, 2016 from $36.0 million at September 30, 2016.

The Company did not repurchase shares of its common stock during the three months ended December 31, 2016. Through December 31, 2016, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,820,746.

The Company’s book value per share increased to $8.23 at December 31, 2016 from $8.20 at September 30, 2016. The increase was due to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31,
	2016	2015

Income Statement Data:
Interest and dividend income	$5,407	$5,002
Interest expense	921	892
Net interest and dividend income	4,486	4,110
Provision for loan losses	330	178
Net interest and dividend income after
provision for loan losses	4,156	3,932
Non-interest income	465	621
Non-interest expense	4,034	4,051
Income before income tax expense	587	502
Income tax expense	240	193
Net income	$347	$309

Per Share Data:
Basic earnings per share	$0.06	$0.05
Diluted earnings per share	$0.06	$0.05
Book value per share, at period end	$8.23	$8.05

Selected Ratios (annualized):
Return on average assets	0.24%	0.22%
Return on average equity	2.89%	2.63%
Net interest margin	3.30%	3.19%

	December 31,	September 30,
	2016	2016
Balance Sheet Data:
Assets	$587,693	$584,377
Loans receivable	464,867	458,087
Allowance for loan losses	3,170	3,056
Investment securities - available for sale, at fair value	10,631	5,234
Investment securities - held to maturity, at cost	52,035	52,934
Deposits	499,824	492,650
Borrowings	34,040	36,040
Shareholders' Equity	47,909	47,725

Asset Quality Data:
Non-performing loans	$4,150	$4,207
Other real estate owned	11,962	12,082
Total non-performing assets	16,112	16,289
Allowance for loan losses to non-performing loans	76.39%	72.64%
Allowance for loan losses to total loans receivable	0.68%	0.67%
Non-performing loans to total loans receivable	0.89%	0.92%
Non-performing assets to total assets	2.74%	2.79%
Non-performing assets to total equity	33.63%	34.13%